Murphy USA Inc. Reports First Quarter 2016 Results

El Dorado, Arkansas, May 9, 2016 – Murphy USA Inc. (NYSE: MUSA), a leading marketer of retail motor fuel products and convenience merchandise, today announced financial results for the three months ended March 31, 2016.
Key Highlights:

•	Net income was $85.9 million, or $2.08 per diluted share in Q1 2016, which included $56.0 million of after-tax gain on disposition of the CAM pipeline system which closed on March 31

•
Retail fuel volume grew 4.6% for the network overall to 1.007 billion gallons at 11.1 cpg margins. Average per store month (APSM) volumes of 252,067 gallons/day declined 0.6% year over year while same store gallons increased 0.2%

•	Product supply and wholesale (PS&W) contribution, including RIN income, was $29.6 million in Q1, or a combined 2.9 cpg on a retail gallon equivalent basis

•	Merchandise contribution dollars grew 16.8% year over year to $85.9 million at record average unit margins of 15.3%

•	Term debt of $200 million issued during the quarter at an effective interest rate of 3.42% with 5% quarterly amortization beginning in Q3 2016

•	Common shares repurchased totaled nearly 2.4 million for $150 million at an average price of roughly $62.50 per share under the previously announced program of up to $500 million

•	Store construction in progress includes 23 new sites and ten raze and rebuilds, most of which will be placed into service late in the second quarter

"First quarter results demonstrate tangible progress on our 2016 initiatives as we executed our formula for value creation," said President and CEO Andrew Clyde. "Construction for unit growth started the year at a quick pace. The successful transition of our merchandise supply chain contract to Core-Mark in February, provided a material boost to merchandise margins. Per store operating expenses improved almost 2%, even with relatively flat labor costs as we prepared for the store labor initiative rollout,” Clyde went on to say. "On top of strong organic earnings growth, we completed 30% of our $500 million share repurchase program, further growing our earnings per share and demonstrating our commitment to create sustainable value for our shareholders," Mr. Clyde concluded.

Consolidated Results

	Three Months Ended March 31,
Key Operating Metrics	2016	2015
Net income ($ Millions)	$85.9	$22.9
Earnings per share (diluted)	$2.08	$0.50
Net income from continuing operations ($ Millions)	$85.9	$23.5
EPS from continuing operations (diluted)	$2.08	$0.51
Adjusted EBITDA ($ Millions)	$83.1	$63.5
Income from continuing operations and Adjusted EBITDA improved significantly in the Q1 2016 period due to higher retail fuel margins, higher network fuel volumes, record merchandise margins, and higher RINs sales, partially offset by lower PS&W contributions. The sale of the CAM pipeline system for $85 million less closing costs contributed an additional $56.0 million, after tax.
Fuel

	Three Months Ended March 31,
Key Operating Metrics	2016	2015
Retail fuel volume - chain (Million gal)	1,007.2	962.7
Retail fuel volume - per site (K gal APSM)	252.1	253.7
Retail fuel margin (cpg excl credit card fees)	11.1	10.0
Retail fuel contribution ($K APSM)	$28.0	$25.3
PS&W contribution ($ Millions excl RINs)	($9.1)	($1.0)
RIN sales ($ Millions)	$38.8	$37.6
Total network retail gallons sold in the quarter increased by 4.6%, while same store gallons increased by 0.2%. Per store volumes declined 0.6% on an APSM basis, reflecting the impact of the high number of new stores opened in Q4 2015 that are ramping up. Per store volume growth was also challenged in March due to the steep run-up in product prices.
Product supply and wholesale margin dollars declined in the quarter as elevated RINs and strong crack spreads pressured product prices at the rack. Inventory and timing variances were positive but lower versus the year ago period, as the spot price run-up was longer and steeper in Q1 2015.
In the current period, 54.0 million RINs were sold at an average price of $0.72 per RIN, or $38.8 million, in the current period. For the prior year quarter, RINs added $37.6 million to the bottom line as 54.0 million RINs were sold at an average price of $0.70 per RIN. On a combined basis, PS&W and RINs effectively contributed an additional 2.9 cpg to the retail fuel margin (e.g. dividing by retail gallons sold) in Q1 2016 compared to 3.8 cpg in Q1 2015.

Merchandise

	Three Months Ended March 31,
Key Operating Metrics	2016	2015
Total merchandise sales ($ Millions)	$561.7	$524.1
Total merchandise contribution ($ Millions)	$85.9	$73.6
Total merchandise sales ($K APSM)	$140.6	$138.1
Merchandise unit margin (%)	15.3%	14.0%
Tobacco contribution ($K APSM)	$12.9	$11.6
Non-tobacco contribution ($K APSM)	$8.6	$7.8
Total merchandise contribution ($K APSM)	$21.5	$19.4
Total merchandise sales increased 7.2% in Q1, driven both by new store additions and 1.8% increase in APSM sales. More importantly, total margin contribution increased 16.8% for the quarter, due primarily to the benefits recognized from the Core-Mark supply contract, in addition to per store improvements and better promotional effectiveness. As a result, total unit margins were up by 130 basis points from 14.0% in the prior period, setting a new quarterly record of 15.3%.
While tobacco sales were down 0.6% on an APSM basis, the contribution margin per store was up 10.6% to $12,870 due primarily to the Core-Mark supply advantage, price increases, and to a lesser extent, higher rebates.
Non-tobacco sales were up 9.9% versus the prior period, generating 11.4% growth in non-tobacco contribution per store of $8,642, driven by strong lotto/lottery results, beverages and the beer categories. The overall product mix continues to benefit from larger store formats, refresh initiatives, super-cooler installations and more impactful promotional programs.
Other areas

	Three Months Ended March 31,
Key Operating Metrics	2016	2015
Total station and other operating expense ($ Millions)	$116.8	$114.5
Station OPEX excl credit card fees ($K APSM)	$20.9	$21.2
Total SG&A cost ($ Millions)	$31.5	$31.1
Total station and other operating expenses increased $2.2 million for the quarter, reflecting costs for new stores added. However, per store costs excluding credit card fees declined 1.7%, due exclusively to non-labor costs incurred during the period. Labor expenses were relatively flat for the quarter as benefits recognized from the pilot divisions adopting the new store labor model were largely offset by additional training hours for all the remaining divisions as they prepared for the rollout, in addition to a higher allocation of labor in response to customer traffic generated by the large lotto jackpots in January 2016.

Station Openings
Murphy USA opened one retail location in Q1 2016, bringing the quarter end store count to 1,336, consisting of 1,111 Murphy USA sites and 225 Murphy Express sites. A total of 23 stores are currently under construction along with ten kiosks currently undergoing a raze and rebuild and we expect those sites to return to operation as 1200 sq foot stores by mid-summer 2016.
Cash Flow and Financial Resources

	Three Months Ended March 31,
Key Metrics (Millions except average shares)	2016	2015
Cash flow from continuing operations	$76.9	$30.1
Capital expenditures (cash)	($47.3)	($31.6)
Free cash flow (non-GAAP)	$29.6	($1.5)
Cash and cash equivalents	$195.7	N/A
Long-term debt	$657.8	N/A
Average shares outstanding, thousands (diluted)	41,255	46,036
Cash balances on March 31, 2016 totaled $195.7 million, not including restricted cash of $130.9 million related to unspent sales proceeds from the Hereford ethanol plant and CAM pipeline held by a third party trustee in order for the Company to effect like-kind exchange transactions to defer tax gains. This amount is included in non-current assets on the balance sheet as of March 31, 2016.
Long-term debt consisted of approximately $488 million in carrying value of 6% senior notes due in 2023, and $200 million of recently acquired term debt less $30 million of expected amortization, which is reflected in Current Liabilities. The Company's asset-based loan facility remains undrawn with a borrowing base of $153.1 million as of April 2016.
Nearly 2.4 million shares were repurchased during the current quarter for $150 million. At March 31, 2016, the Company had common shares outstanding of 39,396,549.

* * * * *
Earnings Call Information
The Company will host a conference call on May 9, 2016, at 10:00 a.m. Central time to discuss first quarter 2016 results. The conference call number is 1 (877) 291-1367 and the conference number is 87920783. A live audio webcast of the conference call and the earnings and investor related materials, including reconciliations of any non-GAAP financial measures to GAAP financial measures and any other applicable disclosures, will be available on that same day on the investor section of the Murphy USA website (http://ir.corporate.murphyusa.com). Online replays of the earnings call will be available through Murphy USA’s web site and a recording of the call will be available through May 10, 2016, by dialing 1(855) 859-2056 and referencing conference number 87920783. In addition, a transcript of the event will be made available on the website shortly following the conference call.

Forward-Looking Statements
Certain statements in this news release contain or may suggest “forward-looking” information (as defined in the Private Securities Litigation Reform Act of 1995) that involve risk and uncertainties, including, but not limited to anticipated store openings, fuel margins, merchandise margins, sales of RINs and trends in our operations. Such statements are based upon the current beliefs and expectations of the company’s management and are subject to significant risks and uncertainties. Actual future results may differ materially from historical results or current expectations depending upon factors including, but not limited to: our ability to continue to maintain a good business relationship with Walmart; successful execution of our growth strategy, including our ability to realize the anticipated benefits from such growth initiatives, and the timely completion of construction associated with our newly planned stores which may be impacted by the financial health of third parties; our ability to effectively manage our inventory, disruptions in our supply chain and our ability to control costs; the impact of any systems failures, cybersecurity and/or security breaches, including any security breach that results in theft, transfer or unauthorized disclosure of customer, employee or company information or our compliance with information security and privacy laws and regulations in the event of such an incident; successful execution of our information technology strategy; future tobacco or e-cigarette legislation and any other efforts that make purchasing tobacco products more costly or difficult could hurt our revenues and impact gross margins; efficient and proper allocation of our capital resources; compliance with debt covenants; availability and cost of credit; and changes in interest rates. Our SEC report, including our Annual Report on our Form 10-K for the year ended December 31, 2015 contains other information on these and other factors that could affect our financial results and cause actual results to differ materially from any forward-looking information we may provide. The company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events, new information or future circumstances.

Investor Contact: Christian Pikul (870) 875-7683 Director, Investor Relations christian.pikul@murphyusa.com Cell 870-677-0278	Media/ Public Relations Contact: Jerianne Thomas (870) 875-7770 Director, Corporate Communications jerianne.thomas@murphyusa.com Cell - 870-866-6321

Murphy USA Inc.
Consolidated Statements of Income
(Unaudited)

	Three Months Ended March 31,
(Thousands of dollars except per share amounts)	2016	2015
Revenues
Petroleum product sales (a)	$1,888,284	$2,358,079
Merchandise sales	561,737	524,137
Other operating revenues	40,241	38,548
Total revenues	2,490,262	2,920,764
Costs and Operating Expenses
Petroleum product cost of goods sold (a)	1,783,129	2,261,086
Merchandise cost of goods sold	475,802	450,553
Station and other operating expenses	116,774	114,535
Depreciation and amortization	23,486	21,103
Selling, general and administrative	31,503	31,093
Accretion of asset retirement obligations	413	378
Total costs and operating expenses	2,431,107	2,878,748
Income from operations	59,155	42,016
Other income (expense)
Interest income	80	1,873
Interest expense	(9,388)	(8,329)
Gain (loss) on sale of assets	89,465	4
Other nonoperating income (expense)	33	5,364
Total other income (expense)	80,190	(1,088)
Income before income taxes	139,345	40,928
Income tax expense	53,471	17,411
Income from continuing operations	85,874	23,517
Income (loss) from discontinued operations, net of taxes	—	(585)
Net Income	$85,874	$22,932
Earnings per share - basic:
Income from continuing operations	$2.10	$0.51
Income (loss) from discontinued operations	—	(0.01)
Net Income - basic	$2.10	$0.50
Earnings per share - diluted:
Income from continuing operations	$2.08	$0.51
Income (loss) from discontinued operations	—	(0.01)
Net Income - diluted	$2.08	$0.50
Weighted-average shares outstanding (in thousands):
Basic	40,909	45,633
Diluted	41,255	46,036
Supplemental information:
(a) Includes excise taxes of:	$472,610	$462,974

Murphy USA Inc.
Segment Operating Results
(Unaudited)

(Thousands of dollars, except volume per store month, margins and store counts)	Three Months Ended March 31,
Marketing Segment	2016	2015

Revenues
Petroleum product sales	$1,888,284	$2,358,079
Merchandise sales	561,737	524,137
Other operating revenues	40,037	38,288
Total revenues	2,490,058	2,920,504

Costs and operating expenses
Petroleum products cost of goods sold	1,783,129	2,261,086
Merchandise cost of goods sold	475,802	450,553
Station and other operating expenses	116,774	114,534
Depreciation and amortization	21,915	19,903
Selling, general and administrative	31,503	31,094
Accretion of asset retirement obligations	413	378
Total costs and operating expenses	2,429,536	2,877,548

Income from operations	60,522	42,956

Other income
Interest expense	(9)	(2)
Gain (loss) on sale of assets	89,465	4
Other nonoperating income	28	79
Total other income	89,484	81

Income from continuing operations
before income taxes	150,006	43,037
Income tax expense	57,581	18,281
Income from continuing operations	$92,425	$24,756

Total tobacco sales revenue per store month	$106,037	$106,661
Total non-tobacco sales revenue per store month	34,544	31,438
Total merchandise sales revenue per store month	$140,581	$138,099

Store count at end of period	1,336	1,268
Total store months during the period	3,996	3,795

Same store sales information (compared to APSM metrics)

	Variance from prior period
	SSS	APSM
	Three months ended
	March 31, 2016
Fuel gallons per month	0.2%	(0.6)%

Merchandise sales	4.0%	1.8%
Tobacco sales	2.2%	(0.6)%
Non tobacco sales	10.1%	9.9%

Merchandise margin	12.9%	10.9%
Tobacco margin	13.9%	10.6%
Non tobacco margin	11.5%	11.4%

Murphy USA Inc.
Consolidated Balance Sheets

(Thousands of dollars)	March 31, 2016	December 31, 2015
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$195,701	$102,335
Accounts receivable—trade, less allowance for doubtful accounts of $1,982 in 2016 and $1,963 in 2015	128,120	136,253
Inventories, at lower of cost or market	155,450	155,906
Prepaid expenses and other current assets	11,320	41,173
Total current assets	490,591	435,667
Property, plant and equipment, at cost less accumulated depreciation and amortization of $714,150 in 2016 and $724,486 in 2015	1,385,337	1,369,318
Restricted cash	130,932	68,571
Other assets	13,675	12,685
Total assets	$2,020,535	$1,886,241
Liabilities and Stockholders' Equity
Current liabilities
Current maturities of long-term debt	$30,295	$222
Trade accounts payable and accrued liabilities	356,871	390,341
Income taxes payable	12,887	—
Deferred income taxes	—	1,729
Total current liabilities	400,053	392,292

Long-term debt, including capitalized lease obligations	657,766	490,160
Deferred income taxes	191,820	161,236
Asset retirement obligations	24,635	24,345
Deferred credits and other liabilities	20,647	25,918
Total liabilities	1,294,921	1,093,951
Stockholders' Equity
Preferred Stock, par $0.01 (authorized 20,000,000 shares,
none outstanding)	—	—
Common Stock, par $0.01 (authorized 200,000,000 shares,
46,767,164 and 46,767,164 shares issued at
2016 and 2015, respectively)	468	468
Treasury stock (7,370,615 and 5,088,434 shares held at
March 31, 2016 and December 31, 2015, respectively)	(438,058)	(294,139)
Additional paid in capital (APIC)	549,551	558,182
Retained earnings	613,653	527,779
Total stockholders' equity	725,614	792,290
Total liabilities and stockholders' equity	$2,020,535	$1,886,241

Murphy USA Inc.
Consolidated Statement of Cash Flows
(Unaudited)

	Three Months Ended March 31,
(Thousands of dollars)	2016	2015
Operating Activities
Net income	$85,874	$22,932
Adjustments to reconcile net income to net cash provided by operating activities
Income (loss) from discontinued operations, net of taxes	—	585
Depreciation and amortization	23,486	21,103
Deferred and noncurrent income tax charges (credits)	28,855	(5,073)
Accretion on discounted liabilities	413	378
Pretax (gains) losses from sale of assets	(89,465)	(4)
Net (increase) decrease in noncash operating working capital	24,847	(12,313)
Other operating activities - net	2,904	2,519
Net cash provided by continuing operations	76,914	30,127
Net cash provided by discontinued operations	—	4,291
Net cash provided by operating activities	76,914	34,418
Investing Activities
Property additions	(47,283)	(31,622)
Proceeds from sale of assets	86,011	82
Changes in restricted cash	(63,650)	—
Other investing activities - net	(1,300)	—
Investing activities of discontinued operations
Sales proceeds	—	—
Other	—	(955)
Net cash required by investing activities	(26,222)	(32,495)
Financing Activities
Purchase of treasury stock	(150,010)	(39,435)
Net change in long-term debt	199,927	(15)
Debt issuance costs	(3,114)	—
Amounts related to share-based compensation	(4,129)	(2,907)
Net cash provided by (required by) financing activities	42,674	(42,357)
Net increase (decrease) in cash and cash equivalents	93,366	(40,434)
Cash and cash equivalents at beginning of period	102,335	328,105
Cash and cash equivalents at end of period	195,701	287,671
Less: Cash and cash equivalents held for sale	—	1,241
Cash and cash equivalents of continuing operations at end of period	$195,701	$286,430

Supplemental Disclosure Regarding Non-GAAP Financial Information
The following table sets forth the Company’s Adjusted EBITDA for the three months ended March 31, 2016 and 2015. EBITDA means net income (loss) plus net interest expense, plus income tax expense, depreciation and amortization, and Adjusted EBITDA adds back (i) other non-cash items (e.g., impairment of properties and accretion of asset retirement obligations) and (ii) other items that management does not consider to be meaningful in assessing our operating performance (e.g., (income) from discontinued operations, gain (loss) on sale of assets and other non-operating expense (income)). EBITDA and Adjusted EBITDA are not measures that are prepared in accordance with U.S. generally accepted accounting principles (GAAP).
We use this Adjusted EBITDA in our operational and financial decision-making, believing that such measure is useful to eliminate certain items in order to focus on what we deem to be a more reliable indicator of ongoing operating performance and our ability to generate cash flow from operations. Adjusted EBITDA is also used by many of our investors, research analysts, investment bankers, and lenders to assess our operating performance. However, non-GAAP measures are not a substitute for GAAP disclosures, and Adjusted EBITDA may be prepared differently by us than by other companies using similarly titled non-GAAP measures.
The reconciliation of net income to EBITDA and Adjusted EBITDA is as follows:

	Three Months Ended March 31,
(Thousands of dollars)	2016	2015

Net income	$85,874	$22,932

Income taxes	53,471	17,411
Interest expense, net of interest income	9,308	6,456
Depreciation and amortization	23,486	21,103
EBITDA	$172,139	$67,902

(Income) loss from discontinued operations, net of tax	—	585
Accretion of asset retirement obligations	413	378
(Gain) loss on sale of assets	(89,465)	(4)
Other nonoperating (income) expense	(33)	(5,364)
Adjusted EBITDA	$83,054	$63,497

The Company also considers Free Cash Flow in the operation of its business. Free cash flow is defined as net cash provided by operating activities in a period minus payments for property and equipment made in that period. Free cash flow is also considered a non-GAAP financial measure. Management believes, however, that free cash flow, which measures our ability to generate additional cash from our business operations, is an important financial measure for us in evaluating the Company’s performance. Free cash flow should be considered in addition to, rather than as a substitute for consolidated net income as a measure of our performance and net cash provided by operating activities as a measure of our liquidity.

Numerous methods may exist to calculate a company’s free cash flow. As a result, the method used by our management to calculate our free cash flow may differ from the methods other companies use to calculate their free cash flow. The following table provides a reconciliation of free cash flow, a non-GAAP financial measure, to net cash provided by operating activities, which we believe to be the GAAP financial measure most directly comparable to free cash flow:

	Three Months Ended March 31,
(Thousands of dollars)	2016	2015

Net cash provided by continuing operations	$76,914	$30,127
Payments for property and equipment	(47,283)	(31,622)
Free cash flow	$29,631	$(1,495)